Exhibit 10.13

Proteostasis Therapeutics, Inc.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy of Proteostasis Therapeutics, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of the Board of Directors, to be paid quarterly. No additional compensation for attending individual Board meetings.

Non-Executive Chairperson, if so elected:	$25,000

Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000

Audit Committee member:	$7,500

Compensation Committee Chairperson:	$10,000

Compensation Committee member:	$5,000

Nominating and Corporate Governance Committee Chairperson:	$7,500

Nominating and Corporate Governance Committee member:	$3,500

Note: Chairperson and Committee retainers are in addition to annual board member retainers. No equity retainers shall be paid as compensation for committee membership.

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Cash retainers payable to non-employee directors are annualized, meaning that non-employee directors who join the Board during the calendar year, and with respect to all non-employee directors for 2015, such amounts shall be pro-rated based on the number of calendar days served by such director from and after the effective date of this Policy.

ACTIVE/84513797.3

Equity Retainers

Upon initial election to the Board: An initial, one-time equity grant (the “Initial Grant”) with a value of the lesser of (x) $125,459 of equity awards in the formof stock options and (y) 30,600 stock options, as determined by the Board, to each new non-employee director, that vests quarterly over three years starting on the grant date, provided, however, that all vesting ceases if the board member resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant vesting acceleration. The number of shares underlying the stock options in (x) above shall be determined by the Company using a Black-Scholes methodology and its customary assumptions therefor, and shall have an exercise price equal to the reported closing price on the date of grant, or the preceding business day if there are no market quotations on such date. This initial equity grant applies only to non-employee directors who are first elected to the Board effective as of or subsequent to the Company’s initial public offering.

The Initial Grants held by non-employee directors will accelerate and all unvested shares underlying the Annual Grants shall immediately vest upon a Sale Event (as defined in the Company’s 2016 Stock Option and Incentive Plan).

Annual equity grants: Each continuing non-employee member of the Board who has served as a director for the previous six months will receive, immediately following the Company’s annual meeting of stockholders, an annual equity grant (the “Annual Grant”) with a value of the lesser of (x) $62,730 of equity awards in the form of stock options and (y) 15,300 stock options,  as determined by the  Board, that vests quarterly over one year starting on the grant date, provided, however, that all vesting ceases if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant vesting acceleration.  The number of shares underlying the stock options in (x) above shall be determined by the Company using a Black-Scholes methodology and its customary assumptions therefor, and shall have an exercise price equal to the reported closing price on the date of grant, or the preceding business day if there are no market quotations on such date.

The Annual Grants held by non-employee directors will accelerate and all unvested shares underlying the Annual Grants shall immediately vest upon a Sale Event (as defined in the Company’s 2015 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

*****

Adopted by the Board on December 22, 2015, effective as of the effectiveness of the Company’s registration statement on Form S-1.

Amended and Restated on February 1, 2018.

2